UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2009

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

On June 30, 2009, Kindred Healthcare, Inc. (the “Company”) completed the previously announced acquisition of the real estate related to six nursing centers previously leased from Ventas, Inc. (the “Nursing Centers”) for $55.7 million. In addition, the Company paid a lease termination fee of $2.3 million. The Company intends to dispose of the Nursing Centers as soon as practicable.

On June 30, 2009, the Company concluded that the closing of the acquisition of the Nursing Centers and its intention to resell the Nursing Centers would negatively impact the value of the Nursing Centers and require a material impairment charge to the Company. The Company expects to record a net loss of approximately $27 million to $31 million in the second quarter of 2009 relating to these divestitures, including an expected asset impairment of approximately $26 million to $30 million, net of income tax benefit. The Company does not expect that these transactions will result in future net cash outflows.

The Company expects to account for the operations of the Nursing Centers and the loss on these transactions as discontinued operations and classify the Nursing Centers as assets held for sale when it reports its second quarter 2009 operating results.

Item 8.01.	Other Events.

Incorporated by reference is a press release issued by the Company on June 30, 2009, which is attached hereto as Exhibit 99.1.

Item 9.01.

(d)	Exhibits

Exhibit 99.1	Press release dated June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 1, 2009	By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer

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